Exhibit 99.4

STREAMLINEHEALTH February 3, 2014 Mr. Randy Salisbury 3799 Vermont Road NE Atlanta, Georgia 30319 Dear Mr. Salisbury: As authorized by action of the Board of Directors of Streamline Health Solutions, Inc. (the “Company”), you have been granted, effective as of the date hereof, non-qualified options (the “Options”) to purchase up to 125,000 shares of the Company’s common stock, $,01 par value, (“Common Stock”), at a price to be determined pursuant to the section below captioned “Exercise Price.” These Options are not being granted to you pursuant to any pre-existing Company equity plan, in reliance on the inducement grant exception found in Nasdaq Marketplace Rule 5635(c)(4). Nevertheless, the terms of the Company’s 2013 Incentive Compensation Plan (the “Plan”), shall be deemed to apply to the Options as if they had been made under such Plan and the terms of the Plan are made a part of this letter agreement by reference. Capitalized terms used but not defined herein shall be deemed to have the meaning ascribed to such term in the Plan. Exercise Price The exercise price of the Options shall be $6.14 per share. Vesting Schedule The Options shall vest and become exercisable in thirty-six substantially equal monthly installments, commencing with the date that is one month from the date hereof, during the first three years of your employment by the Company. Termination of Options Unless earlier terminated pursuant to the terms hereof, the Options will terminate, and may no longer be exercised after, February 2, 2024. Manner of Exercise To exercise your Options, you must deliver to the Company written notice of exercise containing such written representations and agreements as the Company may require, together with payment in full in cash or by check for the shares you elect to purchase and for the required tax withholding. No certificate for shares shall be issued until full payment and the required tax withholding have been made to the Company; provided, however, that the Company shall not be required to issue or deliver any certificate prior to the admission of such shares to listing on any stock exchange or securities market on which such stock may at that time be listed, nor shall issue or delivery be required prior to registration, if necessary under the securities law of the United States and any applicable state. 1230 Peachtree Street NE I Suite 1000 I Atlanta, GA 30309 I p: 888-99-STREAM I f: 404-446-0059 www.streamlinehealth.net

STREAMLINEHEALTH You may exercise your Options in whole or in part, to the extent such Options have vested, so long as each partial exercise of the Options amounts to a purchase by you of at least one whole share of Common Stock. No Obligation to Register The Company is under no obligation to you to register such shares nor to comply for your benefit with any exemption from registration so that you may sell or otherwise transfer the shares. If the shares are issued to you without having been registered, a legend will be placed on the certificate, stop-transfer instructions will be issued with respect to the shares, and you will have to hold them indefinitely unless they are subsequently registered or an exemption for registration is available. If such an exemption is afforded to you pursuant to Rule 144 promulgated under the Securities Act of 1933, sales thereunder may be made only in limited amounts upon the expiration of the applicable holding period and otherwise in accordance with the terms and conditions of that Rule. Termination of Employment If you cease to be an employee of the Company or any subsidiary, parent, or assuming corporation for any reason other than by death, all unvested Options shall terminate immediately and all vested but unexercised Options shall expire automatically as of the date 90 days (but not exceeding the expiration date referenced above) after termination of employment. If termination of your employment is by reason of death, all unvested Options shall terminate immediately and all vested but unexercised Options shall be exercisable for a period of not in excess of one year thereafter (but not exceeding the expiration date referenced above) by the person or persons to whom the same is transferred by will or by laws of descent and distribution, to the same extent that you could have exercised such Options at the time of your death. During your life, these Options shall be exercisable only by you and shall not be transferable or assignable other than by your will or by the laws of descent and distribution as specified above. Any other attempted transfer or assignment will terminate these Options. Adjustment In the event of a stock dividend, recapitalization, reclassification, split, or a combination of shares of the Company, appropriate adjustment shall be made by the Board of Directors of the Company, in the number, kind, and/or exercise price of the shares covered by these Options to the end that your proportionate interest shall be maintained as before the occurrence of such event. In the event of a merger or consolidation of the Company or other similar corporate changes, provisions may be made by the Board of Directors of the Company for the assumption or substitution of these Options. Any outstanding Options subject to vesting that have not fully vested as of the date of a Change of Control (as defined in the Plan) shall automatically vest and become immediately exercisable, unless you agree otherwise, upon the date of the Change of Control. 1230 Peachtree Street NE I Suite 1000 I Atlanta, GA 30309 I p: 888-99-STREAM I f: 404-446-0059 www.streamlinehealth.net

STREAMLINEHEALTH These Options may be modified, extended, or renewed by the Company with your consent Sincerely, Str al line ealth olutions, Inc. By: Nicholas A. Meeks Chief Financial Officer If these options to purchase shares as contained in the foregoing paragraphs are satisfactory to you, please indicate your acceptance by signing below. Your acceptance of these options does not constitute an exercise of your options. To exercise your options to purchase shares, you must comply with the re pirennents set forth above- Accepted: Date: 2-3-14 1230 Peachtree Street NE I Suite 1000 I Atlanta, GA 30309 I p: 888-99-STREAM I f: 404-446-0059 www.streamlinehealth.net